Attachment 1

Information for inclusion in the Rule 24 certificate filing

For the quarter ended 31 March 2005

Shares issued	Quest 1997	Quest 2000	LTIP	ESOP	PSIP	ExSOP 2001	Old ExSOS	TOTAL ESPs	Other share issues	GRAND TOTAL
- in quarter	0	0	0	692,826	200,668	0	0	893,494	0	893,494

- from 1 April 2004 to end of quarter	0	0	0	2,775,560	3,028,504	0	0	5,804,064	0	5,804,064

Options granted (for which shares will need to be issued at a future time):	Quest 1997	Quest 2000	LTIP	ESOP	PSIP	ExSOP 2001	Old ExSOS	TOTAL ESPs	Other option granted	GRAND TOTAL
- in quarter	0	0	0	0	0	0	0	0	0	0

Shares issuable:	Quest 1997	Quest 2000	LTIP	ESOP	PSIP	ExSOP 2001	Old ExSOS	TOTAL ESPs
- under ESPs to end of order (31 March 2007)	0	0	0	0	8,534,452	0	0	8,534,452

Assumptions (shares issuable):

OPTIONS: anything which could normally be exercised by 31 March 2007 is to be included, irrespective of whether or not they are presently under-water.

ESOP: our obligation to issue shares does not exist at the present for future months, and kicks in only once we have collected contributions from employees.

Therefore enter NIL for ESOP.